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                         [LETTERHEAD OF KING & SPALDING]









     404/572-4600                                             404/572-5100


                                       February 17, 1998



Huntsman Packaging Corporation
500 Huntsman Way
Salt Lake City, Utah 84108

                  Re: Huntsman Packaging Corporation -- Registration Statement on Form S-4 Relating to Exchange of 9 1/8% Senior Subordinated Notes due 2007

Ladies and Gentlemen:

         We have acted as special Georgia counsel to Huntsman Packaging Corporation, a Utah corporation (the "Company"), and two of the Company's wholly owned subsidiaries, Huntsman Packaging Georgia, Inc., a Georgia corporation ("HPG"), and Huntsman United Films Corporation, a Georgia corporation ("HUF" and, collectively with HPG, the "Georgia Subsidiaries"), in connection with the execution and delivery of a certain Indenture, dated as of September 30, 1997 (the "Indenture"), by and among the Company, the Georgia Subsidiaries, certain other subsidiaries of the Company and The Bank of New York, as trustee.

         Capitalized terms used but not otherwise defined herein have their respective meanings set forth in the Indenture.

         In our capacity as such counsel, we have reviewed and considered such matters of law and fact and examined and relied upon the accuracy of original, certified, conformed, photographic or facsimile copies of the following:

                  (a)      the Exchange Notes;

                  (b)      the Guarantees;

                  (c)      the Indenture;

                  (d) the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the exchange of an aggregate principal amount of up to $125,000,000 of the Company's 9 1/8% Senior Subordinated Notes due 2007 for a like principal


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February 17, 1998
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amount of its issued and outstanding 9 1/8% Senior Subordinated Notes due 2007 from the holders thereof;

                  (e) a certificate from each of the Georgia Subsidiaries executed by an officer thereof, dated the date hereof (the "Officers' Certificates"); and

                  (f) such other records, agreements, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

         The documents referred to in clauses (b) and (c) above are referred to herein as the "Transaction Documents."

         In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed, photographic or facsimile copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. We also have relied, as to various matters of fact relating to the opinions set forth below, upon the representations and warranties contained in and made pursuant to the Transaction Documents and upon certificates of public officials and the Officers' Certificates. We have not generally acted as counsel to any of the Company or the Georgia Subsidiaries and only have been engaged in connection with the Transaction Documents and the rendering of this opinion.

         Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

         1) Each of the Georgia Subsidiaries has the corporate power to execute and deliver the Transaction Documents and to perform its respective obligations thereunder.

         2) Each of the Georgia Subsidiaries has taken all necessary corporate action to duly authorize the execution and delivery of the Transaction Documents and all performance by each such company thereunder.

         3) The execution and delivery by each of the Georgia Subsidiaries of the Transaction Documents do not, and if each such company were now to perform its respective obligations under the Transaction Documents such performance would not, result in any violation of their respective articles of incorporation or bylaws or any existing statute, regulation, rule or law of the State of Georgia to which the Georgia Subsidiaries are subject.

         The opinions herein are limited to the laws of the State of Georgia. While certain attorneys in our firm have been admitted to practice in jurisdictions other than the State of


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February 17, 1998
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Georgia, they have not been consulted with respect to the opinions set forth herein, and we express no opinion with respect to the laws of any other jurisdiction or with respect to the effect of any such laws on the matters dealt with herein.

         Our opinions are limited to the matters expressed herein, and no other opinions are or may be implied or inferred beyond the matters expressly stated. Without limiting the generality of the foregoing, we express no opinion as to the enforceability of any of the Transaction Documents, and we understand that you are relying as to such matters upon an opinion of counsel provided to you by Skadden, Arps, Slate, Meagher & Flom LLP.

         The opinions expressed herein are furnished by us for the sole benefit of the addressees, and no other person or entity shall be entitled to rely on the opinions expressed herein without our written consent in each case, except that Skadden, Arps, Slate, Meagher & Flom LLP is entitled to rely upon this opinion for purposes of their opinion dated as of the date hereof. The opinions expressed herein are given as of the date hereof, and we make no undertaking to supplement such opinions if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinions.

         We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                          Very truly yours,

                                          /s/ King & Spalding

                                          KING & SPALDING